                                                                    Exhibit 99.2

                         OFFICE OF THRIFT SUPERVISION
                            Washington, D.C.  20552

                           -------------------------

                                   FORM 10-Q


[X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
           ACT OF 1934

     For the quarterly period ended March 31, 1997   OTS No. 7184

                                      OR

[_]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
           EXCHANGE ACT OF 1934


     For the transition period from _______________ to ________________
     Commission file number ___________________________________________

                 HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK
            (Exact name of Registrant as specified in its charter)

           United States                              95-2565606
           (State or other jurisdiction of            (I.R.S. Employer
           incorporation or organization)             Identification Number)

           601 South Glenoaks Boulevard
           Burbank, California                        91502
           (Address of principal executive office)    (Zip Code)

      Registrant's telephone number, including area code: (818) 848-4265

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such
filing requirements for the past 90 days.  Yes  X   No    .
                                               ---     ---

At March 31, 1997, 2,282,137 shares of the Registrant's common stock were outstanding.

                         PART 1. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK & SUBSIDIARIES
Consolidated Statements of Financial Condition
(Dollar amounts in thousands except share data)

                                                               March 31,       December 31,
                                                                 1997               1996
                                                              -----------      -------------
                                                              (unaudited)
ASSETS
  Cash and cash equivalents                                        $7,343           $10,714
  Investment securities:
    Securities, available for sale                                 41,720            60,038
    Securities, held to maturity                                   17,394            17,969
  Loans receivable, net                                           382,784           373,545
  Real estate acquired through foreclosure                          1,561             1,400
  Accrued interest receivable:
    Securities and cash equivalents                                   223               184
    Loans receivable                                                3,288             3,220
  Deferred income taxes, net                                        4,171             4,463
   Federal Home Loan Bank stock - at cost                           4,375             3,125
   Premises and equipment, net                                      7,988             8,311
    Other assets                                                    9,345             6,933
                                                              -----------      ------------
     Total Assets                                                $480,192          $489,902
                                                              ===========      ============

LIABILITIES AND SHAREHOLDERS' EQUITY

  Savings accounts                                               $348,982          $384,921
  Advances from the FHLB                                           87,500            62,500
  Accounts payable and other liabilities                            7,885             7,417
  Income taxes payable                                                  -               201
                                                              -----------      ------------
     Total Liabilities                                            444,367           455,039

Shareholders' equity

Preferred stock - 1,000,000 shares authorized,
 no shares issued                                                       -                 -
Capital stock - authorized 8,000,000 shares of
 $1 stated value; issued and outstanding,
 2,282,137 shares                                                   2,282             2,296
Additional paid-in capital                                         13,259            13,430
Retained earnings                                                  20,675            19,384
                                                              -----------      ------------
                                                                   36,216            35,110
Net unrealized loss on securities available for sale                 (391)             (247)
                                                              -----------      ------------
     Total shareholders' equity                                    35,825            34,863
                                                              -----------      ------------

     Total Liabilities and Shareholders' Equity                  $480,192          $489,902
                                                              ===========      ============

HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK & SUBSIDIARIES
Consolidated Statements of Operations
(Dollar amount in thousands except per share data)
(Unaudited)

                                                                     Three Months Ended
                                                                          March 31,
                                                                ----------------------------
                                                                   1997               1996
                                                                ---------          ---------
Interest income
  Loans                                                            $9,505             $8,144
  Investments                                                         422                492
  Mortgage-backed securities                                          744                907
                                                                ---------          ---------
    Total interest income                                          10,671              9,543

Interest expense
  Deposits                                                          4,622              4,553
  FHLB advances and other borrowings                                1,019                483
                                                                ---------          ---------
    Total interest expense                                          5,641              5,036
                                                                ---------          ---------

    Net interest income                                             5,030              4,507

Provision for losses on loans                                       1,800                501
                                                                ---------          ---------
    Net interest income after provision
     for losses on loans                                            3,230              4,006

Noninterest income
  Gain on the sale of branches                                      1,100                  -
  Other                                                               465                519
                                                                ---------          ---------
    Total noninterest income                                        1,565                519

General & Administrative expenses
  Compensation and benefits                                         1,656              1,465
  Occupancy and equipment                                             429                606
  FDIC insurance premium                                               42                284
  Service bureau and related equipment rental                         168                179
  Other                                                               543                635
                                                                ---------          ---------
    Total general & administrative expenses                         2,838              3,169

Net cost of operation of real estate
  acquired through foreclosure                                        101                470
                                                                ---------          ---------
    Total noninterest expense                                       2,939              3,639
                                                                ---------          ---------

    Earnings before income taxes                                    1,856                886
Income taxes                                                          565                285
                                                                ---------          ---------

    NET EARNINGS                                                   $1,291               $601
                                                                =========          =========

Primary earnings per share                                          $0.55              $0.26
                                                                =========          =========

Weighted average shares outstanding                             2,329,664          2,295,983
                                                                =========          =========

HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK & SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)

                                                                                                        Three months ended
                                                                                                             March 31,
                                                                                                       1997             1996
--------------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities:
   Net earnings                                                                                            $1,291          $601
   Adjustments to reconcile net earnings to net cash provided by operating activities:
    Amortization of premiums/discounts on investment securities                                                87            41
    Deferred income taxes (benefit)                                                                          (292)           34
    Gain (loss) on sale of real estate acquired through foreclosure, net                                        -            (9)
    Deferred direct loan origination fees and costs, net                                                      323           154
    Amortization of net deferred direct loan origination fees and costs                                      (380)         (175)
    Provision for losses on loans                                                                           1,800           501
    Provision for losses on real estate acquired through foreclosure                                           70            28
    Increase in accrued interest receivable                                                                  (107)          (98)
    Depreciation                                                                                              155           189
    Decrease (increase) in other assets                                                                    (2,412)        1,167
    (Decrease) increase in income taxes payable                                                              (201)       (2,315)
    Increase (decrease) in accounts payable and other liabilities                                             468        (1,661)
--------------------------------------------------------------------------------------------------------------------------------
       Net cash provided (used) by operating activities                                                       802        (1,543)

Cash flows from investing activities:
    Purchase of investment securities                                                                     (27,654)       (9,000)
    Proceeds from sales of investment securities available for sale                                        43,500         6,630
    (Increase) decrease in FHLB stock                                                                      (1,250)          567
    Net increase loans receivable                                                                          (9,562)      (12,205)
    Proceeds from the sale of real estate acquired through foreclosure                                      1,564         1,629
    Purchases of loans                                                                                          -        (4,656)
    (Purchases) sales of premises and equipment, net                                                          168          (804)
--------------------------------------------------------------------------------------------------------------------------------
       Net cash (used in) provided by investing activities                                                  6,766       (17,839)

Cash flows from financing activities:
    Decrease in deposits from sale of branches                                                            (59,465)            -
    Net increase in NOW, money market, and passbook accounts                                                4,908           912
    Net increase (decrease) in certificates of deposit with maturities of three months or less               (210)          149
    Proceeds from sales of certificates of deposit with maturities of over three months                    23,386        12,542
    Payments for maturing certificates of deposit held for over three months                               (4,558)      (22,534)
    Net (repayments) borrowings from the FHLB                                                              25,000        (9,000)
--------------------------------------------------------------------------------------------------------------------------------
       Net cash used in financing activities                                                              (10,939)      (17,931)

Decrease in cash and cash equivalents                                                                      (3,371)      (37,313)
Cash and cash equivalents at beginning of year                                                             10,714        49,766
--------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at March 31,                                                                     $7,343       $12,453
--------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash flow information:
    Interest paid                                                                                          $5,346        $5,036
    Income taxes paid                                                                                        $400        $2,600
--------------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of noncash investing and financing activities:
    Acquisition of real estate in settlement of loans                                                      $1,680        $2,135
    Loans made in conjunction with real estate sales                                                         $891          $680

         HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BAND & SUBSIDIARIES
                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                                MARCH 31, 1997

NOTE A - BASIS OF PRESENTATION

The interim financial statements included herein have been prepared by Highland Federal Bank, a Federal Savings Bank (the "Bank" or "Highland"), without audit, pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended. Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the unaudited financial statement and notes thereto, reflect all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods presented. The financial position at March 31, 1997, and the results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1997. These unaudited financial statements have been prepared in accordance with generally accepted accounting principles on a basis consistent with the Bank's audited financial statements, and these interim financial statements should be read in conjunction with the Bank's audited financial statements.

NOTE B - EARNINGS PER SHARE

Earnings per share are calculated on the basis of weighted average number of shares and common stock equivalents outstanding during the period. For the three months ended March 31, 1997, 2,329,664 weighted average shares and common stock equivalents were outstanding, including 47,527 common stock equivalents related to stock options, and for the three months ended March 31, 1996, 2,295,983 weighted average shares were outstanding.

     HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK & SUBSIDIARIES



ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Overview

The Bank reported net earnings for the three months ended March 31, 1997 of $1.3 million, or $0.55 per share, compared to net earnings of $.6 million, or $0.26 per share, for the three months ended March 31, 1996. Net earnings for the three months ended March 31, 1997, included $1.8 million in provisions for losses on loans, an increase of $1.3 million from the first quarter of 1996. Net earnings for the three months ended March 31, 1997 also included a one-time gain of $1.1 million from the sale of three retail branches with deposits totaling approximately $59.5 million.

The Bank expects to realize significant ongoing savings of general and administrative expense as a result of the branch sales which are expected to more than offset increases in interest expense from the use of higher cost borrowings and deposits to replace the deposits sold.

The Bank experienced a decrease in general and administrative expenses from $3.2 million in the first quarter of 1996 to $2.8 million in the first quarter of 1997. This did not include any significant savings attributable to the branch sales, since they closed late in the first quarter. The net cost of REO operations decreased to $101,000 for the three months ended March 31, 1997 compared to $470,000 for the like period in 1996. The ratio of noninterest expense to average assets decreased from 3.24% in the first quarter of 1996 to 2.40% in the first quarter of 1997.


Net Interest Income

Net interest income varies based upon the difference (referred to as the "interest rate spread") between (i) the yield on the Bank's loan portfolio, mortgage backed securities, investments, and other interest-earning assets and
(ii) the rate paid by the Bank on its deposits, borrowings and other interest-bearing liabilities, as well as the relative amounts or volumes of the Bank's interest-earning assets and interest-bearing liabilities.

The following table indicates the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Bank's total interest income and expense during the periods indicated. Information is provided for each major component of interest-earning assets and interest-bearing liabilities with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate);
(ii) changes attributable to rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.

                                                                         Three Months Ended
                                                                            March 31, 1997
                                                                       Compared to Three Months
                                                                         Ended March 31, 1996
                                                                     Increased (Decrease) due to
                                                              -------------------------------------------
                                                                            (In thousands)
                                                              -------------------------------------------
                                                                Volume          Rate             Net
                                                              -----------   ------------     ------------
Interest Income:
Loans                                                         $  1,518      $    (157)       $   1,361
Mortgage-related securities                                       (140)           (23)            (163)
Investments                                                        (86)            16              (70)
                                                              -----------   ------------     ------------
Total interest income on interest-earning
 assets                                                          1,292           (164)           1,128
                                                              -----------   ------------     ------------

Interest Expense:
Deposits                                                           130            (61)              69
FHLB Advances and other borrowings                                 479             57              536
                                                              -----------   ------------     ------------
Total interest expense on interest-bearing
 liabilities                                                       609             (4)             605
                                                              -----------   ------------     ------------
Change in net interest income                                 $    683      $    (160)       $     523
                                                              ===========   ============     ============

Net interest income for the three months ended March 31, 1997 was $5.0 million compared with $4.5 million for the like period in 1996. This increase is primarily attributable to an increase in the volume of loans, offset in part by an increase in the volume of interest-bearing liabilities and a decrease in the yield earned on average earning assets, caused principally by the more rapid prepayment of higher yielding loans and lower than portfolio average rates on new loan originations.

The Bank's net interest margin (net interest income divided by average interest-earning assets) was 4.36% for the first quarter of 1997 compared with 4.37% for the first quarter of 1996 while the ratio of average interest-earning assets to average interest-bearing liabilities decreased to 102.6% for the first quarter of 1997 from 103.0% for the first quarter of 1996. This decrease is attributable to an increase in other assets, principally a result of daily fluctuations in deposit inclearing receivable accounts.

Provision for Loan Losses

For the three months ended March 31, 1997, Highland's provision for loan losses totaled $1.8 million compared to $.5 million for the comparable period in 1996. The increased provision during the first quarter of 1997 resulted principally from the Bank's decision to increase it's level of general loan loss allowances. The Bank chose to increase it's level of general loan loss allowances in response to increased loan delinquencies and non-accrual loans and to continued chargeoffs and identification of new specific loan loss allowances, principally attributable to the portion of the loan portfolio originated before 1993. At March 31, 1997, Highland's nonperforming assets, consisting of nonaccrual loans and REO, totaled $9.2 million, compared to $4.9 million at December 31, 1996 and $8.8 million at March 31, 1996. Highland's allowance for loan losses as a percentage of nonaccrual loans was 116.8% at March 31, 1997, compared to 222.2% at December 31, 1996 and 129.0% at March 31, 1996.

The $4.4 million net increase in nonperforming assets during the first quarter of 1997 consisted of $6.3 million in assets that became nonperforming during the quarter offset by $1.9 million in nonperforming asset dispositions and removals. The $6.3 million of new nonperforming assets consisted of 4 nonaccrual loans secured by single family properties totaling $2.3 million, 9 nonaccrual loans secured by multifamily properties totaling $3.1 million, and 7 loans secured by commercial properties totaling $.9 million.

Management of the Bank monitors the current and projected status of its nonperforming and troubled assets on a continuous basis. Thus, while the increase in nonperforming assets for the first quarter of 1997 is significant, it is not outside of the Bank's parameters for short-term, periodic fluctuations in nonperforming assets. The increase also follows a pattern experienced by the Bank for the last three years of increased nonperforming assets during the first quarter of the year.

The following table sets forth information regarding the Bank's allowance for loan losses at the dates and the periods indicated (in thousands):

                                    For the three        For the year
                                    months ended            ended
                                      3/31/97              12/31/96
                                    -------------        ------------
Balance at beginning of period        $  7,676             $  7,056
Provisions for loss                      1,800                3,930
Chargeoffs:
  Real estate loans:
  One-to-four family                        20                  590
  Multi-family                             346                1,925
  Commercial                               173                  785
  Construction and land                      -                   21
  Consumer                                   -                    2
                                    -------------        ------------
     Total                                 539                3,323
Recoveries                                   -                   13
                                    -------------        ------------
Balance at end of period              $  8,937             $  7,676
                                    =============        ============

While management believes that the allowance for loan losses at March 31, 1997, was adequate to absorb the known and inherent risks in the loan portfolio, no assurances can be given that future economic conditions which may adversely affect the Bank's market areas or other circumstances will not result in increases in problem loans and future loans losses, which may not be covered completely by the current allowances or may require provisions for loan losses in excess of past provisions, which would have an adverse effect on the Bank's financial condition and results of operations.

The following table sets forth information regarding nonperforming assets and certain ratios at the dates indicated (in thousands):


                                            As of               As of
                                           3/31/97            12/31/96
                                       ---------------    ----------------
Nonaccrual loans:
 Real Estate:
  One-to-four family                            $2,625                $474
  Multi-family                                   3,627               1,320
  Commercial                                     1,399               1,653
 Consumer                                            0                   8
                                       ---------------    ----------------
    Total                                        7,651               3,455
REO                                              1,561               1,400
                                       ===============    ================
    Total Nonperforming assets                  $9,212              $4,855
Troubled debt restructurings                    $6,282              $7,428
                                       ===============    ================

Allowance for loan losses as a
 percentage of gross loans receivable            2.27%               2.00%

Allowance for loan losses as a
 percentage of total nonaccrual loans          116.81%             222.24%

Nonaccrual loans as a percentage of
 gross loans receivable                          1.94%               0.90%

Nonperforming assets as a percentage of
 total assets                                    1.92%               0.99%


Noninterest Income

Noninterest income for the three months ended March 31, 1997 was $1.6 million compared to $.5 million for the like period in 1996. This increase was primarily a result of the $1.1 million gain reported by the Bank from the sale of three retail branches.

Noninterest Expense

Noninterest expense for the three months ended March 31, 1997 was $2.9 million compared to $3.6 million for the like period in 1996. The ratio of noninterest expense to average assets decreased to 2.40% for the three months ended March 31, 1997, from 3.24% for the same period in 1996. Included in the decrease in noninterest expense was a reduction in the net cost of operation of REO which declined to $101,000 for the three months ended March 31, 1997 compared to $470,000 for the like period in 1996.

The ratio of general and administrative expense to average assets for the three months ended March 31, 1997 was 2.32% compared with 2.81% for the like period of 1996. The decrease in general and administrative expense for the three month period in 1997 was due primarily to decreases in office occupancy and FDIC insurance premiums compared to the like period in 1996.

Income taxes

For the three months ended March 31, 1997, the Bank recorded income taxes of $565,000 compared to income taxes of $285,000 for the three months ended March 31, 1996. Changes in the levels of recorded income taxes are related to changes in the levels of the Bank's earnings before income taxes and to the reduction in valuation allowances related to deferred state income tax benefits not recognized in prior years.

FINANCIAL CONDITION

Comparison of Financial Condition for the Three Months Ended March 31, 1997 and the Year Ended December 31, 1996

Total assets at March 31, 1997 were $480.2 million, compared to $489.9 million at December 31, 1996. The Bank's investment securities decreased to $59.1 million at March 31, 1997 from $78.0 million at December 31, 1996, primarily due to increased uses of cash and investments to partially fund the sale of three retail branches. Loans receivable increased $9.2 million during the three months ended March 31, 1997 as a result of $22.4 million of new loan originations which offset amortization and prepayment of loans. Total liabilities at March 31, 1997 were $444.4 million compared to $455.0 million at December 31, 1996. This decrease was due to a net decrease in deposits of $35.9 million due to the sale of three retail branches with deposits of approximately $59.5 million, offset by an increase in FHLB advances of $25.0 million. Shareholders' equity increased for the three months ended March 31, 1997 to $35.8 million, compared to $34.9 million at December 31, 1996.

Liquidity and Capital

At March 31, 1997, the Bank's liquidity ratio was 5.21%. At March 31, 1997, the Bank was well-capitalized for regulatory capital purposes. The following table sets forth the Bank's regulatory capital ratios at March 31, 1997 and December 31, 1996:


                                                               To Be "Well
                                                               Capitalized"
                                                              Under Prompt
                                                                Corrective
                        March 31, 1997   December 31, 1996    Action Provisions
                        --------------   -----------------    -----------------
Tangible Capital             7.54%             7.17%                 1.5%
Leverage Capital             7.54%             7.17%                 5.0%
Risk-based Capital          11.53%            11.27%                10.0%

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to expectations regarding future interest expense increases and general and administrative expense savings, and levels of nonperforming assets which are subject to risks and uncertainties that could cause certain results, performance, or achievements to differ materially. Factors that might cause certain results to differ include the future interest-rate environment, the timing of general and administrative expense savings and future expenditures, the overall growth rate of the Bank, and other factors as set forth in the Bank's Annual Report on Form 10K.

                          PART II. OTHER INFORMATION

ITEMS 1-5.

  Item 1. Not applicable

  Item 2. Not applicable

  Item 3. Not applicable

  Item 4. (a) On April 23, 1997, the Bank held its Annual Meeting of
          Shareholders.

          (b) Shareholders voted on the following matters:

              (i) The election of Woodrow DeWitt as director for a term to expire in 2000:


              Votes         For           Against           Abstain
              -----------------------------------------------------
                         1,797,472          4,010               500


              (ii) The election of Richard Oxford as director for a term to expire in 2000:


              Votes         For           Against           Abstain
              -----------------------------------------------------
                         1,791,722          9,760               500


              (iii) The election of Shirley Simmons as director for a term to expire in 2000:


              Votes         For           Against           Abstain
              -----------------------------------------------------
                         1,791,722          9,760               500


              (iiii) The ratification of KPMG Peat Marwick LLP as independent public accountants for the Bank for 1997:

              Votes         For           Against           Abstain
              -----------------------------------------------------
                         1,798,392            200             2,150

Item 5. Not applicable

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (a)  None

     (b) A Report on Form 8-K was filed on March 7, 1997, announcing a change in the Bank's independent auditors. There were no disagreements between the Bank and the previous independent auditors. No financial statements were filed as part of that report.

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 and Part 563d of the Rules and Regulations of the Office of Thrift Supervision, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                      HIGHLAND FEDERAL BANK, A FEDERAL SAVINGS BANK
                      ---------------------------------------------
                                                          (Registrant)


      DATED: May 13, 1997     /s/ STEPHEN N. RIPPE
                              --------------------------------
                              Stephen N. Rippe, President and
                              Chief Executive Officer



      DATED: May 13, 1997     /s/ ANTHONY L. FREY
                              --------------------------------
                              Anthony L. Frey,
                              Principal Financial Officer










                                                                             13